Exhibit 99.1

News Release

Wabtec Appoints Byron Foster to Board of Directors

PITTSBURGH, July 8, 2021 — Wabtec Corporation (NYSE: WAB) announced today the appointment of Byron Foster to its Board of Directors, effective immediately.

Foster, 52, is President of the Light Vehicle Drive Systems business of Dana Incorporated, a Fortune 500 global leader in the design and manufacturing of propulsion and energy-management solutions for the mobility industry. Prior to this role, Foster was Senior Vice President and Chief Commercial, Marketing and Communications Officer for Dana. Throughout his 30-year career, Foster also held senior executive commercial and operational roles at Johnson Controls, Inc., and Adient, where he was a driving force behind the respective company’s global growth and product portfolio expansion.

“Byron is a respected leader in the transportation industry, who will bring tremendous experience to the Board having led complex global industrial businesses focused on growth, profitability and technical innovation in clean energy solutions,” said Wabtec Chairman Al Neupaver. “With his management background in operations, engineering, marketing, and supply chain, Byron will help further strengthen Wabtec’s leadership across the rail sector."

About Wabtec

Wabtec Corporation (NYSE: WAB) is focused on creating transportation solutions that move and improve the world. The company is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Wabtec has been a leader in the rail industry for over 150 years and has a vision to achieve a low- to zero-emission rail system in the U.S. and worldwide. The company has approximately 27,000 employees located at facilities in 50 countries throughout the world. Visit Wabtec’s website at: www.wabteccorp.com.

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Media Contact:
Deia Campanelli
Deia.Campanelli@Wabtec.com / 773-297-0482

Investor Contact:
Kristine Kubacki, CFA
Kristine.kubacki@wabtec.com / 412-450-2033